Exhibit 10.2

Employment Offer Letter

March 21, 2014

David Recker, MD

1324 Canterbury Circle

Libertyville, IL  60048

Dear Dave,

It is with great pleasure that I extend an offer for you to join Aastrom Biosciences, Inc. (the “Company”).  Employment with the Company is contingent upon compliance with necessary Immigration Laws, satisfaction of any routine pre-employment contingencies and execution of a Confidentiality, Nondisclosure and Assignment Agreement.

Based on our agreement, your title will be Chief Medical Officer and you will report directly to me.  Your employment will commence on April 1, 2014.  It is understood and agreed that, while your work hours will vary, your time commitment to the Company will be approximately 75% of that of a regular full-time exempt executive level employee and that you will commit at least three work days per week to the Company.  You may engage in outside non-competitive activities provided you first disclose your outside activities to me and that the outside activities do not interfere or conflict with your obligations to the Company.

Your compensation will consist of the following:

1)                                     Annual Base Salary — $265,000 paid semi-monthly ($11,041.66 semi-monthly rate).

2)                                     Annual Target Bonus — you will be eligible to receive a discretionary cash bonus of up to 35% of your base salary based on performance and the achievement of certain corporate and personal goals.

3)                                     Options — you will be eligible to receive an option to purchase 30,000 shares of the Company’s common stock based on the terms of the Company’s 2009 Omnibus Incentive Plan and contingent upon approval by the Board of Directors of the Company.

4)                                     Benefits — you will be eligible to participate in the Company’s benefit programs including Medical/Dental/Vision insurance, Life & Disability insurance and 401(k) savings plan, subject to the terms and conditions of those plans, as amended from time to time.

5)                                     Paid Time Off (PTO) — you will be eligible to accrue Paid Time Off at the rate of 10 hours per month (25 days per year, prorated to 15 days in accordance with part time employment).

6)                                     Commuting to Ann Arbor — Aastrom will pay for reasonable travel and lodging expenses in accordance with our regular company policy.

This letter summarizes the key points regarding the terms of your employment with the Company.  I speak for all of us at Aastrom when I say that we look forward to you joining our team.  Please do not hesitate to contact me if I can answer any questions.

Regards,	Accepted and Agreed,

/s/ David Recker
David Recker, MD

/s/ Dominick Colangelo
Dominick Colangelo	March 31, 2014
President and CEO	Date